Exhibit 10.51

MANAGEMENT CONSULTING SERVICES AGREEMENT

                MANAGEMENT CONSULTING SERVICES AGREEMENT, dated as of December 18, 1994, by and among Perry Capital Corp., a Delaware corporation (“Holdings”), Perry Principals, L.L.C., a Delaware limited liability company (“Perry”), Bain Capital, Inc., a Delaware corporation (“Bain”), and Fleet Growth Resources, Inc., a Rhode Island corporation (“Fleet,” and together with Bain and Perry, the “Providers”).

                WHEREAS, Holdings has agreed to provide management consulting services to Florists’ Transworld Delivery, Inc., a wholly-owned subsidiary of Holdings (the “Company”).

                WHEREAS, Holdings desires to retain the Providers to provide management, financial and other corporate advisory services to the Company on behalf of Holdings; and

                WHEREAS, the Providers have agreed to supply such services to the Company, and Holdings desires to compensate the Providers for such services.

                NOW, THEREFORE, in consideration of the promises and other mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                1.  Management Consulting Services.   The Providers will provide certain management consulting services on behalf of Holdings to the Company with respect to the management and operations of the Company, including advice relating to financial planning, budgeting, investment management and administration.

                2.  Compensation and Reimbursement of Expenses.

              a.   As compensation to the Providers for providing the services referred to in Section 1 hereof, Holdings shall pay to the Providers, or a designee, a management fee (the “Management Fee”) in the aggregate amount (for the Providers taken together) of $250,000 per fiscal quarter, payable on a quarterly basis and in arrears. The first Management Fee shall be payable on April 1, 1995. The Management Fee shall be paid to the Providers in accordance with the percentages set forth on Exhibit I hereto (the “Initial Allocation Percentages”), subject to adjustment as provided in paragraphs d and e below, on each April 1, July 1, October 1 and January 1 during the term of this Agreement.

              b.   As additional compensation to the Providers for providing the services referred to in Section I hereof, Holdings shall pay to the Providers, or a designee, an additional management fee (the “Additional Management Fee”) in an aggregate amount (for the Providers taken together) of $500,000 for the fiscal year ended June 30, 1995 and $1,000,000 per fiscal year thereafter, payable in arrears. The Additional Management Fee shall be payable to the Providers in accordance with the Initial Allocation Percentages, subject to adjustment as provided in paragraphs d and e below, on or before June 30 of each fiscal year during the term of this Agreement.

              c.   Holdings shall reimburse the Providers for their reasonable out-of-pocket expenses incurred by them in connection with performing the services referred to in Section 1 hereof, and which are not otherwise provided for in the Stockholders’ Agreement, dated as of December 19, 1994 (the “Stockholders’ Agreement”), among Holdings, Perry Acquisition Partners, L.P. (the “Partnership”), Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., Information Partners Capital Fund, L.P., BCIP Associates, BCIP Trust Associates, L.P. (the “Bain Funds”) and Fleet Growth Resources Inc., Chisholm Partners II, L.P. and Turnberry Partners, L.P. (the “Fleet Funds”), and Randolph Street Partners promptly upon receipt of reasonable documentation (the Partnership, the Bain Funds and the Fleet Funds are herein collectively referred to as the “Sponsors”).

              d.   Subject to paragraphs e and f below, in the event that any Sponsor or any of its Affiliates (as defined in the Stockholders’ Agreement), transfers, sells or otherwise disposes of any shares (the “Subscription Shares”) of Common Stock of Holdings initially acquired by it pursuant to one of the Subscription Agreements, dated as of December 19, 1994, among Holdings and each Sponsor, to any person other than an Affiliate, the Initial Allocation Percentage for each Provider shall be adjusted so that it reflects, with respect to such Provider, a fraction, the numerator of which is the total number of Subscription Shares owned by the Sponsor and its Affiliates affiliated with such Provider and the denominator of which is the total number of Subscription Shares then owned by all Sponsors and their respective Affiliates affiliated with all such Providers. All adjustments to the Initial Allocation Percentages shall be made as the day preceeding the payment date specified in paragraphs a and b above.

              e.   Subject to paragraph f below, In the event that a Provider’s right to receive its allocable share of the Management Fee and the Additional Management Fee terminates pursuant to Section 4 hereof, the Initial Allocation Percentage of each Provider entitled to receive the Management Fee and the Additional Management Fee (a “Remaining Provider”), as adjusted pursuant to paragraph d above, shall be adjusted so that it reflects, with respect to each such Remaining Provider, a fraction, the numerator of which is the number of Subscription Shares then owned by the Sponsor and its Affiliates affiliated with such Remaining Provider, and the denominator of which is the total number of Subscription Shares then owned by the Sponsors and their respective Affiliates affiliated with all such Remaining Providers.

              f.   Notwithstanding the foregoing, in the event that, subsequent to the termination of the rights and obligations hereunder of Perry, on the one hand, or Bain and Fleet, on the other, pursuant to Section 4 hereof, the Sponsor(s) and its or their Affiliates, as the case may be, affiliated with the Remaining Provider(s) cease to own at least 10% of the Subscription Shares acquired by such Sponsor(s) and its Affiliates pursuant to a Subscription Agreement(s), the rights and obligations of the previously terminated Provider(s) hereunder shall be reinstated (the “Reinstatement”); provided that after the Reinstatement any payments of the Management Fee and Additional Management Fee shall be made in accordance with the Initial Allocation Percentages set forth on Exhibit I hereto. Notwithstanding anything to the contrary herein, after the Reinstatement, the Initial Allocation Percentages shall not be adjusted during the remaining term of this Agreement.

              g.   In the event that at any time during the term of this Agreement the Company is prohibited from paying dividends to Holdings sufficient to enable Holdings to pay the Management Fee or Additional Management Fee pursuant to the terms of the Credit Agreement, dated as of December 19, 1994, among Holdings, the Company, certain Lenders listed therein and Bankers Trust Company, as Agent, and/or the Indenture, dated December 1, 1994, between the Company and First Trust of New York, National Association, as Trustee, with respect to the Company’s 14% Senior Subordinated Notes due 2001, the obligation to pay the Providers the Management Fee and the Additional Management Fee (the “Suspended Fees”) shall be suspended until such time as the Company is no longer prohibited from paying such dividends. The payment of the Suspended Fees shall be made in accordance with the Initial Allocation Percentages applicable to each payment of the Management Fee and Additional Management Fee to which the provisions of this paragraph apply.

                3.  Excluded Services.   The parties acknowledge and agree that the management consulting services to be provided by the Providers pursuant to Section 1 (the “Management Services”) are limited to the matters identified in Section 1 hereof, it being expressly agreed that Management Services do not include (a) the services of designees of the Providers or its affiliates as directors, officers and consultants of Holdings or the Company (other than as consultants hereunder); and (b) any services provided by the Providers in connection with any acquisitions, divestitures, financings or other similar transactions contemplated by Holdings or the Company, all of which services shall be subject to separate agreements and for which the Providers or their respective affiliates shall be entitled to additional compensation.

                4.  Term.   This Agreement shall commence on the date hereof and shall continue until (a) July 1, 2005 or such later date as amounts payable hereunder shall be due or (b) the parties mutually agree to terminate this Agreement.  Holdings shall have the option to extend this Agreement for an additional 10-year term, upon the mutual agreement of the Providers. Subject to paragraph 2.f above, all rights and obligations of Perry hereunder shall terminate in the event that the Partnership and its Affiliates cease to own at least 10% of the Subscription Shares acquired by the Partnership pursuant to a Subscription Agreement. Subject to paragraph 2.f above, all rights and obligations of Bain and Fleet hereunder shall terminate in the event that the Bain Funds and/or the Fleet Funds and their respective Affiliates cease to own at least 10% of the Subscription Shares acquired by both of them pursuant to Subscription Agreements.

                5.  Successors and Assigns.   This Agreement is intended to bind and inure to the benefit of the Providers and Holdings and their respective successors and assigns; provided, however, that neither Perry, Bain nor Fleet shall assign any of its rights or obligations hereunder without the prior written consent of Holdings.

                6.  Complete Agreement.   This document embodies the complete agreement and understanding between Holdings and the Providers with respect to the subject matter hereof and supersedes and preempts any prior agreement, understanding or representation made by and between such parties, whether written or oral, which may have related to the subject matter hereof.

                7.  Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                8.  Indemnity.   Except in the event of willful misfeasance, bad faith, fraud or gross negligence on the part of the Providers, no Provider or affiliate of any Provider or any of the respective officers, directors, employees, agents, shareholders or affiliates (“Provider Beneficiaries”) shall have any liability or responsibility whatsoever to Holdings or the Company or any other party, for any act or omission, negligent or otherwise, in connection with the services to be performed by the Providers under this Agreement. In addition, without in any way limiting the generality of the foregoing, Provider Beneficiaries shall have no liability or responsibility in any event for conduct in accordance with the past practices of Holdings or the Company. Holdings agrees to indemnify, defend and hold harmless Provider Beneficiaries from and against any and all liabilities, lawsuits, claims, losses, damages, costs or expenses (including reasonable attorney’s fees and expenses) incurred in connection with or arising out of or resulting from or incident to this Agreement or any services performed by the Providers hereunder; provided, however, this paragraph shall not be construed to release the Providers from their obligations set forth herein and Holdings shall have no obligation to indemnify the Providers for any failure of the Providers to perform its obligations herein.

                9.  Remedies in General.   Each party to this Agreement shall have all remedies available to it under applicable law or in equity in addition to all other remedies contemplated by this Agreement. Every right and remedy provided herein or in any other agreement between the parties, or now or hereafter available under applicable law or in equity, will be cumulative and concurrent and will be in addition to every other right and remedy provided herein or in any other agreement between the parties, or now or hereafter available under applicable law or in equity, and the exercise by a party of any one or more of such rights or remedies will not preclude the concurrent or subsequent exercise by such party of any other such rights or remedies.

                10.  Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same agreement.

                11.  Descriptive Headings.   The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                12.  Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws.

                IN WITNESS WHEREOF, each of Holdings and the Providers has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first above written.

PERRY CAPITAL CORP.

By:	/s/ RICHARD PERRY
Name:
Title:

PERRY PRINCIPALS, L.L.C.

By:	/s/ RICHARD PERRY
Name:
Title:

BAIN CAPITAL, INC.

By:	/s/
Name:
Title:

FLEET GROWTH RESOURCES, INC.

By:	/s/
Name:
Title:

EXHIBIT I

1. Perry Principals, L.L.C.	65.00%

2. Bain Capital, Inc.	23.33%

3. Fleet Growth Resources, Inc.	11.67%